UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_______________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2008

Network-1 Security Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14896	11-3027591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

445 Park Avenue, Suite 1028, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁭  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 18, 2008, the Registrant and David C. Kahn entered into an agreement (the “Agreement”) pursuant to which Mr. Kahn agreed to continue to serve as Chief Financial Officer of the Registrant through December 31, 2010.  In consideration for his services, Mr. Kahn will be compensated at the rate of $7,292 per month for the period through December 31, 2009 and $7,657 per month for the year ended December 31, 2010.  Mr. Kahn was also issued a five year option (the “Option”) to purchase 100,000 shares of the Registrant’s common stock at an exercise price of $0.54 per share.  The option vested 40,000 shares on the date of grant and the balance of 60,000 shares will vest on a quarterly basis in equal amounts of 7,500 shares beginning March 31, 2009 through December 31, 2010.  Upon a “Change in Control” (as defined) all of the unvested shares underlying the Option shall become 100% vested and immediately exercisable. The Agreement further provides that the Registrant may terminate the Agreement at any time for any reason.  In the event Mr. Kahn’s employment is terminated without “Good Cause” (as defined), he will be entitled to accelerated vesting of all unvested shares underlying the Option and the lesser of (i) six months base monthly compensation or (ii) the remaining balance of the monthly compensation payable through December 31, 2010.

Item 9.01  Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

10.1	Agreement, dated December 18, 2008, between the Registrant and David C. Kahn.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 SECURITY SOLUTIONS, INC.

Dated: December 19, 2008	By:	/s/ David Kahn
Name: David Kahn
Title: Chief Financial Officer